Exhibit 23.1

CONSENT OF MOSS ADAMS LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the previously filed Registration Statement of the 2006 Equity Incentive Plan of Grill Concepts, Inc. on Form S-8 (File No. 333-136556), the Registration Statement of the 1995 Stock Option Plan of Grill Concepts, Inc. on Form S-8 (File No. 333-04181), the Registration Statement of the 1998 Comprehensive Stock Option and Award Plan of Grill Concepts, Inc. on Form S-8 (File No. 333-57369), and the Registration Statement covering additional shares under the 1998 Comprehensive Stock Option and Award Plan of Grill Concepts, Inc. on Form S-8 (File No. 333-64850) of our report dated March 27, 2007, included in this Annual Report on Form 10-K of Grill Concepts, Inc. and subsidiaries for the year ended December 31, 2006.

/s/    Moss Adams, LLP

Los Angeles, California

March 27, 2007